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                                                                  SUB-ITEM 77Q2

                     INVESCO VALUE MUNICIPAL INCOME TRUST

   Based upon its review of the copies of all such filings received by it, Invesco Value Municipal Income Trust believes that, during the fiscal year ended February 28, 2018, all filing requirements applicable to its Reporting Persons were met except that Form 3 reports covering (i) a disposition of the Fund's Shares held by Gregory McGreevey and (ii) a purchase of the Fund's Shares by Gregory McGreevey were not filed in a timely manner.